UNITHOLDERS AGREEMENT
BY AND AMONG
ENERGY TRANSFER EQUITY, L.P.,
ETE COMMON HOLDINGS, LLC
AND
ENERGY TRANSFER PARTNERS, L.P.

Dated as of October 31, 2013

TABLE OF CONTENTS
Page

GENERAL	2
Section 1.01Defined Terms    2
Section 1.02Interpretations    5

CERTAIN AGREEMENTS	5
Section 2.01Right of First Refusal    5
Section 2.02SXL GP Interest Purchase Right    6
Section 2.03Governance Rights    7
Section 2.04Affiliate Transactions    10
Section 2.05Information Rights    10

MISCELLANEOUS	12
Section 3.01Governing Law    12
Section 3.02Waiver of Jury Trial    12
Section 3.03Amendment    12
Section 3.04Waivers of Compliance; Consents    12
Section 3.05Notices    12
Section 3.06Assignment    13
Section 3.07No Third Party Beneficiaries    14
Section 3.08Entire Agreement    14
Section 3.09Severability    14
Section 3.10Representation by Counsel    14
Section 3.11Facsimiles; Counterparts    15
Section 3.12Expiration and Termination    15

    i

UNITHOLDERS AGREEMENT
THIS UNITHOLDERS AGREEMENT (the “Agreement”) is made as of the 31st day of October, 2013 (the “Effective Date”), by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), ETE Common Holdings, LLC, a Delaware limited liability company (“ETE Holdings” and, together with ETE, the “ETE Parties”), and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”). ETE, ETE Holdings and ETP are sometimes referred to collectively as the “Parties” and individually as a “Party.”
WHEREAS, ETE owns all of the membership interests in ETE Holdings, and ETE Holdings owns 55,386,967 common units representing limited partner interests in ETP (the “ETP Common Units”);
WHEREAS, ETP owns a controlling interest in Sunoco Partners LLC, a Pennsylvania limited liability company (“Sunoco GP”), which owns a 2.0% general partner interest (the “SXL GP Interest”) and all of the incentive distribution rights (the “SXL IDRs”) in Sunoco Logistics Partners, L.P., a Delaware limited partnership (“SXL”);
WHEREAS, pursuant to that certain Exchange and Redemption Agreement dated August 7, 2013 by and among ETE, ETE Holdings and ETP (the “Exchange Agreement”), ETP will redeem 50,160,000 of the ETP Common Units owned by ETE Holdings in exchange for 50,160,000 newly issued Class H units representing limited partner interests in ETP (the “ETP Class H Units”);
WHEREAS, in accordance with the terms of the ETP Class H Units set forth in Amendment No. 5 to Second Amended and Restated Agreement of Limited Partnership of ETP dated the date hereof (the “ETP Partnership Agreement Amendment”), ETE Holdings will, among other things, be entitled to quarterly distributions from ETP equal to (a) 50.05% of the cash distributions received by ETP with respect to ETP’s indirect interest in the SXL IDRs and the SXL GP Interest (including any proceeds attributable to the sale of the SXL IDRs or the SXL GP Interest) and (b) a certain amount specified in the ETP Partnership Agreement Amendment;
WHEREAS, concurrently with the execution of this Agreement, ETP and ETE Holdings are entering into a Fifth Amended and Restated Limited Liability Company Agreement of Sunoco GP; and
WHEREAS, ETE, ETE Holdings and ETP are entering into this Agreement to, among other things, set forth certain governance and other rights of the ETE Parties with respect to Sunoco GP and SXL, including the SXL IDRs and the SXL GP Interest owned by Sunoco GP.
NOW, THEREFORE, for and in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows, each intending to be legally bound:

ARTICLE I.
GENERAL
Section 1.01.    Defined Terms.
As used herein:
“Action” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation or audit by or before any court or other Governmental Authority.
“Affiliate(s)” has the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act.
“Affiliate Contract” means any contract, including any shared service arrangements, between ETE or any of its Controlled Subsidiaries (other than ETP, its general partner or any of their respective Controlled Subsidiaries) or ETP or any of its Controlled Subsidiaries (other than SXL, Sunoco GP or any of their respective Controlled Subsidiaries), on the one hand, and SXL, Sunoco GP or any of their respective Controlled Subsidiaries, on the other hand.
“Agreement” is defined in the preamble to this Agreement.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the term “Controlled” has a correlative meaning.
“Damages” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), costs and reasonable expenses, including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Action, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.
“Effective Date” is defined in the preamble to this Agreement.
“ETE” is defined in the preamble to this Agreement.
“ETE Holdings” is defined in the preamble to this Agreement.
“ETE Parties” is defined in the preamble to this Agreement.
“ETP” is defined in the preamble to this Agreement.
“ETP Class H Units” is defined in the recitals to this Agreement.

“ETP Common Units” is defined in the recitals to this Agreement.
“ETP GP” means Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP.
“ETP GP LLC” means Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of ETP GP.
“ETP Partnership Agreement Amendment” is defined in the recitals to this Agreement.
“Exchange Agreement” is defined in the recitals to this Agreement.
“Governmental Authority” means any federal, state, local or foreign government and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities.
“Information” is defined in Section 2.05(d).
“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.
“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance, hypothecation or deposit arrangement or other arrangement having the practical effect of any of the foregoing.
“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
“Parties” and “Party” are defined in the preamble to this Agreement.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Purchase Right Acceptance Notice” is defined in Section 2.02(a).
“ROFR Acceptance Notice” is defined in Section 2.01(a).
“ROFR Accepting Party” is defined in Section 2.01(b).
“ROFR Option Period” is defined in Section 2.01(a).

“Sale Notice” is defined in Section 2.01(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Party” is defined in Section 2.01(a).
“Subject Interest” is defined in Section 2.01(a).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Sunoco GP” is defined in the recitals to this Agreement.
“SXL” is defined in the recitals to this Agreement.
“SXL Board” is defined in Section 2.03(b).
“SXL GP Interest” is defined in the recitals to this Agreement.
“SXL GP Interest Owner” is defined in Section 2.02(a).
“SXL IDRs” is defined in the recitals to this Agreement.
“SXL Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners, L.P. dated as of January 26, 2010, as amended by Amendment No. 1 thereto dated July 1, 2011 and Amendment No. 2 thereto dated November 21, 2011, as the same may be further amended or restated from time to time.
“Transfer” of a security shall be deemed to have occurred if a Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of, distribution of or disposition of such security or any interest therein; or (iii) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein; provided, however, that for purposes of this Agreement, a Transfer shall not include any pledge of any Subject Interest by ETP or any of its Subsidiaries pursuant to the terms of any credit facility or other financing arrangement.
“Transferee” means any Person that receives any of the Subject Interest through a Transfer.
“Unit Swap Effective Date” means the date on which the transactions contemplated by the Exchange Agreement are consummated.
“Voting Interests” of any Person as of any date means (i) the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances and are entitled to vote in the election of at least a majority of the board of directors, managers or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or (ii) with respect to a partnership (whether general or limited), any general partner interest in such partnership.
Section 1.02.    Interpretations.
In this Agreement, unless a clear contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) references to any Section, Article, Annex, subsection and other subdivision refer to the corresponding Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (v) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (vi) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (vii) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (viii) references to “days” are to calendar days, which means any day of the seven calendar day week; and (ix) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II.
CERTAIN AGREEMENTS
Section 2.01.    Right of First Refusal.
(a)    If ETP or any of its Subsidiaries (such entity, a “Selling Party”) receives a bona fide offer from a third party for a Transfer of all or any portion of (i) the membership interests of Sunoco GP owned directly or indirectly by the Selling Party, (ii) the SXL GP Interest owned by the Selling Party or (iii) the SXL IDRs owned by the Selling Party (in each case, the “Subject Interest”), and the Selling Party wishes to accept such offer, the Selling Party (and ETP on behalf of the Selling Party) must notify the ETE Parties in writing within twenty (20) days after receiving such offer (the “Sale Notice”). The Sale Notice must include a complete description of the purchase price and other terms and conditions of the transaction in which the Selling Party proposes to Transfer the Subject Interest, including the name of the proposed Transferee and other consideration specified in the offer. The ETE Parties shall have thirty (30) days (the “ROFR Option Period”) after receiving the Sale Notice in which to advise the Selling Party in writing (the “ROFR Acceptance Notice”) whether or not they will acquire all of the Subject Interest upon the terms and conditions contained in the Sale Notice. A failure to advise the Selling Party in writing before the expiration of the ROFR

Option Period as to whether or not the ETE Parties will acquire all of the Subject Interest pursuant to the preceding sentence shall be deemed to constitute an election not to acquire the Subject Interest.
(b)    If, during the ROFR Option Period, the ETE Parties elect to acquire the Subject Interest at the price and subject to the terms and conditions set forth in the Sale Notice (upon such election, the “ROFR Accepting Party”), then such ROFR Accepting Party and the Selling Party shall close such transaction no later than the later to occur of (A) the closing date set forth in the Sale Notice and (B) ninety (90) days after the Selling Party receives the ROFR Acceptance Notice.
(c)    The right of first refusal created in this Section 2.01 is an option to acquire all, but not less than all, of the Subject Interest offered for sale by the Selling Party. If the ETE Parties elect not to acquire the Subject Interest or the ETE Parties fail to make an election before the expiration of the ROFR Option Period, the Selling Party may Transfer the Subject Interest to the proposed Transferee named in the Sale Notice upon the terms and conditions described in the Sale Notice and in accordance with this Section 2.01(c). If such Transfer does not occur on substantially the same terms and conditions set forth in the Sale Notice, or if such Transfer is not consummated within one hundred twenty (120) days after the ETE Parties’ election not to acquire the Subject Interest, then such Transfer shall be null and void ab initio and the Selling Party must again satisfy all of the requirements of this Section 2.01.
(d)    Upon consummation of any Transfer of any Subject Interest in accordance with this Section 2.01 (whether to an ETE Party or any other Person), such Transferee shall enter into a joinder agreement to become a Party to and be bound by this Agreement and shall thereafter have all of the rights and obligations as a Selling Party hereunder other than with respect to this Section 2.01 and Section 2.02; provided, however, that this Agreement shall be amended as necessary to provide that only the Parties who collectively own a controlling interest in the SXL GP Interest (whether directly or indirectly by owning membership interests of Sunoco GP) will be obligated to provide ETE the governance rights set forth in Section 2.03 that relate to SXL. Notwithstanding the foregoing, all Transfers pursuant to this Section 2.01 must comply with the terms of this Agreement.
Section 2.02.    SXL GP Interest Purchase Right.
(a)    If a Selling Party receives a bona fide offer from a third party for a Transfer of 50% or more of the SXL IDRs and the ETE Parties have elected to acquire all of such SXL IDRs in accordance with Section 2.01, the ETE Parties shall also have the option to acquire all, but not less than all, of the SXL GP Interest, provided that such interest is then owned by ETP or any of its Subsidiaries (the owner of the SXL GP Interest at such time referred to as the “SXL GP Interest Owner”). The ETE Parties shall advise the SXL GP Interest Owner in writing (the “Purchase Right Acceptance Notice”) of their intent to purchase the SXL GP Interest prior to the expiration of the ROFR Option Period. A failure to advise the SXL GP Interest Owner of its election prior to the expiration of the ROFR Option Period shall be deemed to constitute an election not to acquire the SXL GP Interest.

(b)    If the ETE Parties elect to acquire the SXL GP Interest, the transaction shall close within ninety (90) days after the SXL GP Interest Owner receives the Purchase Right Acceptance Notice. The purchase price for the SXL GP Interest shall be the fair market value of such interest. For purposes of this Section 2.02(b), the fair market value of the SXL GP Interest shall be determined by agreement among the SXL GP Interest Owner and the ETE Parties or, failing agreement within thirty (30) days following the date on which the SXL GP Interest Owner receives the Purchase Right Acceptance Notice, by an independent investment banking firm or other independent expert selected by the SXL GP Interest Owner and the ETE Parties, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If the SXL GP Interest Owner and the ETE Parties cannot agree upon one independent investment banking firm or other independent expert within forty-five (45) days following the date on which the SXL GP Interest Owner receives the Purchase Right Acceptance Notice, then the SXL GP Interest Owner shall designate an independent investment banking firm or other independent expert and the ETE Parties shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert within ten (10) days following the date of designation, which third independent investment banking firm or other independent expert shall determine the fair market value of the SXL GP Interest.
(c)    ETP shall use its best efforts to cause its Subsidiaries (including Sunoco GP and SXL) to comply with Section 2.01 and Section 2.02 as if such Subsidiaries were parties hereto and bound hereby.
Section 2.03.    Governance Rights.
(a)    ETP, in its capacity as a member of Sunoco GP, shall not consent to or cause Sunoco GP to take or cause SXL to take any of the following actions without having obtained the prior written consent of ETE:

(i)	merge or consolidate with, or sell or transfer all or substantially all of the assets of Sunoco GP or SXL to, any other Person or enter into any business combination with any other Person;

(ii)	voluntarily liquidate or dissolve or, in the case of Sunoco GP, withdraw as the general partner of SXL;

(iii)	with respect to Sunoco GP, voluntarily declare bankruptcy, or file a petition or otherwise seek protection under any federal or state bankruptcy, insolvency or reorganization Law;

(iv)	amend the Organizational Documents of Sunoco GP or SXL;

(v)
issue, sell, transfer or repurchase any equity interests in Sunoco GP, including any instrument convertible into or exchangeable or exercisable for equity interests in Sunoco GP, or sell, transfer or otherwise dispose of any equity interests in SXL held by Sunoco GP, including any instruments convertible into or exchangeable or exercisable for equity interests in SXL, other than, in each case, any Transfer of a Subject Interest that is subject to Section 2.01 or Section 2.02;

(vi)
with respect to Sunoco GP, in its individual capacity, sell, exchange, transfer, lease or otherwise dispose of any assets of Sunoco GP, or acquire any assets, having a fair market value of more than fifty million dollars ($50,000,000) in one or more related transactions in any consecutive twelve-month period, other than, in each case, any Transfer of a Subject Interest that is subject to Section 2.01 or Section 2.02;

(vii)
with respect to Sunoco GP, in its individual capacity, except for any expenses or costs as may be required to be incurred in the event of any emergency or to implement any legally required maintenance or any costs or expenditures incurred in connection with the ordinary course payment of wages, salaries and other compensation to employees of Sunoco GP in their capacity as employees of Sunoco GP, make any expenditures (or incur any costs) in excess of fifty million dollars ($50,000,000);

(viii)	enter into any new line of business or expend any substantial funds to explore and/or evaluate the entry into a new line of business;

(ix)	adopt or change any accounting policies of Sunoco GP other than as necessary for such policies to be consistent with generally accepted accounting principles and federal securities laws;

(x)	incur or refinance any indebtedness of Sunoco GP or create arrangements permitting such incurrence, other than equipment leases or purchase money indebtedness in the ordinary course of business;

(xi)	repay any material indebtedness of Sunoco GP, except upon maturity of any such indebtedness and in accordance with its terms;

(xii)	grant a Lien on, or otherwise encumber, any assets of Sunoco GP, other than those reasonably necessary in the ordinary course of business; and

(xiii)
initiate, settle, compromise or resolve any Damages or Actions of Sunoco GP (other than any state or federal regulatory proceedings) where the estimated amount in controversy, or the settlement amount to be paid or received, with respect to any matter (or any series of related matters) is greater than twelve million dollars ($12,000,000).

(b)    ETP shall not take any action to cause the Board of Directors of Sunoco GP (the “SXL Board”) to take any of the following actions on behalf of Sunoco GP, in its capacity as the general partner of SXL, without having obtained the prior written consent of ETE:

(i)
make any quarterly cash distribution to SXL’s unitholders except for (A) a cash distribution per common unit for any calendar quarter not less than 100%, and not more than 102.5%, of the distribution per common unit for the immediately preceding calendar quarter and (ii) cash distributions with respect to the SXL IDRs in accordance with the terms of the SXL Partnership Agreement;

(ii)
cause SXL or any of its Subsidiaries to issue, sell, transfer or repurchase any equity interests in such entities, including any instrument convertible into or exchangeable or exercisable for equity interests in such entities;

(iii)
cause SXL or any of its Subsidiaries to sell, exchange, transfer, lease or otherwise dispose of any assets any assets, having a fair market value of more than fifty million dollars ($50,000,000) in one or more related transactions in any consecutive twelve-month period;

(iv)
except as may have been approved by the SXL Board or by the Board of Directors of any Subsidiary of SXL (or by any similar governing body or other party legally entitled to authorize expenditures on behalf of a Subsidiary of SXL) prior to the Unit Swap Effective Date, and except for any expenses or costs as may be required to be incurred in the event of any emergency or to implement any legally required maintenance, cause SXL or any of its Subsidiaries to make any expenditures (or incur any costs) in excess of fifty million dollars ($50,000,000);

(v)
cause SXL or any of its Subsidiaries to adopt or change any of its or their accounting policies other than as necessary for such policies to be consistent with generally accepted accounting principles and federal securities laws;

(vi)
cause SXL or any of its Subsidiaries to incur or refinance any indebtedness or create arrangements permitting such incurrence, other than equipment leases or purchase money indebtedness in the ordinary course of business;

(vii)	cause SXL or any of its Subsidiaries to repay any material indebtedness, except upon maturity of any such indebtedness and in accordance with its terms;

(viii)	cause SXL or any of its Subsidiaries to grant a Lien on, or otherwise encumber, any assets, other than those reasonably necessary in the ordinary course of business; and

(ix)
cause SXL or any of its Subsidiaries to initiate, settle, compromise or resolve any Damages or Actions (other than any state or federal regulatory proceedings) where the estimated amount in controversy, or the settlement amount to be paid or received, with respect to any matter (or any series of related matters) is greater than twelve million dollars ($12,000,000).

Section 2.04.    Affiliate Transactions.
Each of ETE and ETP agree that, without having obtained the prior written consent of the other party, neither ETE or any of its Controlled Subsidiaries (other than ETP, its general partner or any of their respective Controlled Subsidiaries) nor ETP or any of its Controlled Subsidiaries (other than SXL, Sunoco GP or any of their respective Controlled Subsidiaries) will enter into any Affiliate Contract with SXL, Sunoco GP or any of their respective Controlled Subsidiaries.
Section 2.05.    Information Rights.
(a)    Subject to Section 2.05(e), ETP shall provide the ETE Parties with the following information, in each case, to the extent available to ETP:

(i)
notice and a reasonably detailed description of the occurrence of any event directly related to SXL or its Subsidiaries that ETP determines in its good faith judgment is material to ETE, in each case within ten (10) days following the occurrence thereof;

(ii)	monthly operational and financial reports within twenty (20) days after the end of each month;

(iii)	unaudited financial statements of SXL within thirty (30) days after the end of each of the first three (3) quarters of SXL’s fiscal year;

(iv)	annual audited financial statements of SXL within sixty (60) days after the end of SXL’s fiscal year; and

(v)	copies of all materials prepared for the members of the SXL Board concurrently with the delivery thereof to such members.
(b)    The annual and quarterly financial statements described above will include a description of the business activities that took place during the period covered by the financial statements and a summary of SXL’s business plan for the following quarter.
(c)    Subject to Section 2.05(e), ETP shall permit the ETE Parties or their respective representatives to inspect any of the books of account and other records of SXL to which ETP has access as the controlling member of Sunoco GP and to discuss the business and affairs of SXL with Sunoco GP’s officers and SXL’s independent public accountants, all subject to customary confidentiality provisions and at such reasonable times during Sunoco GP’s usual business hours and upon reasonable prior notice (which shall not be less than twenty-four (24) hours).
(d)    The ETE Parties shall not, directly or indirectly, disclose to any Person any confidential information provided to the ETE Parties pursuant to this Section 2.05 (“Information”), which has not generally become available to the public, other than as a result of a breach of this Agreement. Notwithstanding the foregoing, in the event that the ETE Parties are required by Law or applicable stock exchange rules to disclose any Information, such ETE Party shall (i) notify ETP as promptly as practicable of the existence, terms and circumstances surrounding such a request, so that ETP may either waive such ETE Party’s compliance with the terms of this Section 2.05(d) or seek an appropriate protective order or other remedy and (ii) if ETP seeks such a protective order, to provide such cooperation as ETP may reasonably request (at ETP’s sole expense).
(e)    Notwithstanding anything else in this Section 2.05, in the event that (i) the Board of Directors of Sunoco GP determines in good faith, with the advice of outside legal counsel, that the provision by Sunoco GP to ETP of any of the information set forth in this Section 2.05 would be reasonably likely to result in a breach of Sunoco GP’s obligations under the SXL Partnership Agreement or of any applicable Law or (ii) the Board of Directors of ETP GP LLC determines in good faith, with the advice of outside legal counsel, that the provision by ETP to ETE of any of the information set forth in this Section 2.05 would be reasonably likely to result in a breach of Sunoco GP’s obligations under the SXL Partnership Agreement or of any applicable Law, then ETP shall have no obligation to provide such information to ETE.
(f)    For the avoidance of doubt, nothing in this Section 2.05 shall affect the information rights of ETP and ETE Holdings, as members of Sunoco GP, under the Fifth Amended and Restated Limited Liability Company Agreement of Sunoco GP dated the date hereof, as the same may be amended from time to time.
ARTICLE III.
MISCELLANEOUS
Section 3.01.    Governing Law.
This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 3.02.    Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 3.03.    Amendment.
This Agreement may be amended or modified only by written agreement of ETE, ETE Holdings and ETP.
Section 3.04.    Waivers of Compliance; Consents.
Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or

Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 3.05.    Notices.
Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof and provided further that any notice, demand or communication delivered pursuant to this Section 3.05 shall also be made by facsimile or email, none of which shall constitute notice:
If to the ETE Parties, to:
Energy Transfer Equity, L.P.
3738 Oak Lawn
Dallas, Texas 75219
Facsimile: (214) 981-0706
Attention: General Counsel
With a copy to (which copy shall not constitute notice):
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Fax: (713) 546-5401
Attention: William N. Finnegan, IV
Email:    bill.finnegan@lw.com
If to ETP, to:
Energy Transfer Partners, L.P.
3738 Oak Lawn
Dallas, Texas 75219
Facsimile: (214) 981-0706
Attention: General Counsel
with a copy to (which copy shall not constitute notice):
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Facsimile: (713) 615-5861

Attention: David Palmer Oelman
W. Matthew Strock
Email:    doelman@velaw.com
mstrock@velaw.com

Section 3.06.    Assignment.
This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement, except in accordance with Section 2.01, without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective. Any permitted transferee of any Subject Interest pursuant to Section 2.01 shall be included within the definition of Parties for purposes of this Agreement.
Section 3.07.    No Third Party Beneficiaries.
This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Party.
Section 3.08.    Entire Agreement.
This Agreement and the Exchange Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.
Section 3.09.    Severability.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any Governmental Authority, (i) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (ii) such provision shall be invalid, illegal or unenforceable only to the extent of such prohibition or invalidity, (iii) to the extent any such provision is deemed to be invalid, illegal or unenforceable, the Parties agree that such court or arbitrator shall modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (iv) to the extent that the court or arbitrator does not modify such provision, the Parties agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 3.10.    Representation by Counsel.
Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 3.11.    Facsimiles; Counterparts.
This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
Section 3.12.    Expiration and Termination.
This Agreement and all obligations of each Party hereunder shall terminate and have no further force and effect as of the earliest of (a) the date on which the aggregate beneficial ownership of ETE is less than 50% of the then outstanding Class H Units, (b) the date on which the aggregate beneficial ownership of ETP is less than 50% of the then outstanding SXL IDRs and (c) the mutual written agreement of all Parties hereto.
[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date first written above.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
Name: John W. McReynolds
Title: President

ETE COMMON HOLDINGS, LLC

By:	/s/ John W. McReynolds
Name: John W. McReynolds
Title: President and Chief Financial Officer

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

[Signature Page to Unitholders Agreement]